Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-75597




                                   PROSPECTUS


                        2,596,000 Shares of Common Stock


                            OnHealth Network Company


         On January 29, 1999, we sold 2,596,000 common stock to certain shareholders. We are filing this registration statement and prospectus on behalf of these selling shareholders. The selling shareholders and the number of shares of our common stock the selling shareholders may sell under this prospectus are listed on page 15 of this prospectus.

         Our common stock is listed on the Nasdaq SmallCap Market under the ticker symbol "ONHN". On April 28, 1999, the closing price of one share of OnHealth common stock on the Nasdaq SmallCap Market was $14.8125. We will receive none of the proceeds from the sale of the shares.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this prospectus is April 29, 1999



         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.



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                                TABLE OF CONTENTS

About OnHealth Network Company.................................................3

Recent Developments............................................................3

Risk Factors...................................................................4

Use Of Proceeds...............................................................14

Description of Our Securities.................................................14

Selling Shareholders..........................................................14

Plan of Distribution..........................................................15

Legal Matters.................................................................16

Experts.......................................................................16

Where You Can Find More Information...........................................17


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

         THE SHARES OF COMMON STOCK ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

         YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

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                         ABOUT ONHEALTH NETWORK COMPANY

         We intend to become the premier source of health-related information on the world wide web. In the past, under the name IVI Publishing, Inc., we published in CD-ROM and other formats health related information for some of America's best-known health-care facilities in partnership with some of America's most prestigious media firms. Historically, our business revolved around the cable television, CD-ROM and online interactive media markets.

         With the rapid rise of the internet as a source of information for consumers, we have re-focused our business into creating a web site for consumers of health information that is:

            o easy to use;

            o provides custom features for users; and

            o encourages frequent usage.

         Our flagship web site, located at www.onhealth.com, opened in July 1997 and was re-released in July of 1998.

         We hope to distinguish ourselves by "cutting through the clutter" of the internet becoming the source for health-related information by locating and packaging up-to-date and reliable information. By doing so, we hope to attain a large number of consumers visiting our web site, which is essential to obtaining advertising revenues.

         We were originally incorporated in 1990 in the State of Minnesota under the name Interactive Television, Inc. We changed our name to Interactive Ventures, Inc. in 1991, IVI Publishing, Inc. in 1993, and in connection with our move to Washington and re-incorporation there, OnHealth Network Company in June of 1998. Our principal executive offices are located at:

808 Howell Street, Suite 400
Seattle, Washington 98101
(206) 583-0100

                               RECENT DEVELOPMENTS

         On October 30, 1998, we sold 1,000,898 shares of our common stock. On December 14, 1998, we sold an additional 542,419 shares of our common stock. The shares of common stock issued on October 30, 1998 and December 14, 1998 were issued to two different accredited investors. In connection with issuing these shares, we entered into agreements that could have obligated us, if the price of the common stock declined below certain levels, to issue additional shares of common stock. Such "reset" provisions only relate to those shares that were purchased by the two investors on October 30, 1998 and December 14, 1998. As of

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March 31, 1999, all shares of common stock subject to the reset  provisions have been sold and no such reset provisions apply to any of our outstanding common stock.

         On January 29, 1999, we completed the private placement of 2,596,000 shares of Common Stock, at a negotiated price of $5.50 per share, to the selling shareholders listed in the selling shareholder table in the amounts set forth in such table.

                                  RISK FACTORS

         An investment in the shares of common stock offered in this prospectus involves a high degree of risk. Before purchasing any shares, you should consider the following discussion of risks as well as all other information in this prospectus.

SINCE WE RECENTLY CHANGED OUR BUSINESS FOCUS, WE ESSENTIALLY ARE A NEW COMPANY AND ACCORDINGLY ARE SUBJECT TO THOSE RISKS ASSOCIATED WITH A NEW COMPANY.

         Even though we were founded in 1990, we have only been active online since 1996 and the onhealth.com web site was not actually "launched" until the summer of 1998. As a result, our company is essentially a new venture.

         Our ability to generate profits, if ever, will rely on our ability:

         o    to attract consumers to our web site;

         o    to attract advertisers to our web site;

         o to succeed in creating an e-commerce solution as a part of the onhealth.com web site; and

         o    to control costs.

         We anticipate continued significant operating losses at least through 1999, as the OnHealth web site is improved and marketed and the OnHealth network is enhanced. We make no assurances that profitability will ever be attained.

OUR BUSINESS MODEL IN THE SHORT TERM RELIES TO A LARGE EXTENT ON ADVERTISING REVENUES FROM THE INTERNET. INTERNET ADVERTISING IS NOT AN ESTABLISHED MODE OF ADVERTISING.

         We anticipate that a substantial portion of our revenues will come from the sale of advertisements on our web pages. While we are in the early stages of implementing our advertising program, to generate significant advertising revenues, several things need to happen:

         o Advertisers must accept the internet as an attractive place to advertise;

         o    We need to attract a large  number of  consumers  to our web site;
              and


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         o    Those   consumers   need  to  have   demographic   characteristics
              attractive to advertisers.

OUR SUCCESS DEPENDS IN LARGE PART ON THE CONTINUING EFFORTS OF TWO INDIVIDUALS.

         Our development and operation is substantially dependent on the services of our President and Chief Executive Officer, Robert N. Goodman and on our General Manager, Rebecca Farwell. If we lost the services of either Mr. Goodman or Ms. Farwell, our business would be severely affected. In addition, to a lesser extent, we are dependent on the continued service of certain other people in management and our software engineering personnel. Losing any of our management team could have a significant negative effect on our business. Qualified replacements could be difficult or impossible to find or retain.

THE INTERNET ADVERTISING MARKET IS IMMATURE AND WE DEPEND ON THE USE OF IMPRESSIONS TO MEASURE TRAFFIC TO ONHEALTH.COM.

         Advertising sales on the internet is an extremely competitive market that is constantly changing. Advertising rates quoted by different vendors vary widely, and that makes it difficult for us to project future levels of advertising revenues. To date, advertisers have not, by their actions, shown that they believe in the internet as a legitimate advertising medium compared to traditional advertising media like television, radio, newspapers or magazines. Since the industry is in its infancy, universally accepted standards measuring how effective a particular internet advertisement is have not been established or widely embraced.

         Internet advertising rates are based in part on third-party estimates of an individual's use of an internet site. These estimates of use are called impressions. Such estimates are often based on sampling techniques or other imprecise measures, and may materially differ from our own estimates. We do not know if advertisers will accept our or other parties' measurements of impressions.

SINCE OUR ADVERTISING CONTRACTS ARE FOR SHORT TERMS AND OFTEN GUARANTEE A MINIMUM NUMBER OF IMPRESSIONS, WE CANNOT BE SURE IN THE FUTURE THAT WE WILL CONTINUE TO ATTRACT INTERNET ADVERTISERS.

         Substantially all of our advertising contracts have been for terms averaging one to three months in length, with relatively few longer-term advertising contracts. We cannot assure you that our current advertisers will continue to purchase advertisements on our web site. In addition, our advertising contracts typically guarantee the advertiser a minimum number of impressions. To the extent that minimum impression levels are not achieved for any reason, we may be required to "make good" or provide additional impressions after the contract term. Providing additional impressions may adversely affect the availability of advertising inventory. This may, in turn, adversely affect our business, results of operations and financial condition.


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IN ORDER TO COMPETE FOR ADVERTISING  DOLLARS WITH THE GROWING NUMBER OF INTERNET
WEB SITES, WE MUST CONTINUE TO ENHANCE AND DEVELOP OUR WEB SITE.

         To remain competitive with other internet companies, including the numerous other internet health-related web sites, we must continue to enhance and improve the responsiveness, functionality and features of OnHealth.com and develop other products and services. We plan to develop and introduce new features, functions, products and services, such as increased capabilities for user personalization and interactivity and electronic commerce. This will require us to:

         o    develop or license increasingly complex technology; and

         o create a easy to use and functional electronic commerce component to our web site.

         It is possible that we may not succeed in developing or introducing such features, functions, products and services in order to attract consumers. Such failure would likely have a seriously negative effect on our business.

SINCE INTERNET ADVERTISING MARKET IS NOT YET AN ESTABLISHED ADVERTISING MEDIUM, OUR REVENUE STREAMS IN THE FUTURE ARE UNPREDICTABLE. ALSO, SINCE MANY ADVERTISERS ADVERTISE MORE DURING THE TRADITIONAL HOLIDAY SEASON, OUR QUARTERLY RESULTS MAY FLUCTUATE.

         Because our online operating history is limited and the economics of the internet are still evolving, it is difficult to forecast future revenues with any accuracy. The advertising and retail industries usually experience their best quarter in the fourth quarter of each year, and to the extent that we rely upon advertising revenues, our revenues could similarly fluctuate. Since our expense levels are based upon anticipated advertising and licensing revenue, we may not be able to adjust spending in a timely manner to compensate for any unexpected decline in revenue. As a result, any significant decline in relation to our expectations would have an immediate adverse impact on our business.

TO SUCCESSFULLY COMPETE IN THE INTERNET HEALTH FIELD, WE MUST CONTINUE TO IMPROVE THE PRODUCT WE OFFER OUR USERS AND THE NUMBER OF USERS USING OUR WEB SITE.

To do so, we plan to significantly increase our operating expenses to:

     o develop new distribution channels thus increasing traffic to our web site;

     o    fund greater levels of research and development;

     o    add editorial content;

     o    increase our sales and marketing operations;

     o    broaden our customer support capabilities; and


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     o    establish brand identity and strategic alliances.

         Based on our current cash on hand, we expect to have sufficient resources to operate at least through December 31, 1999. Such planned expansions, however, will require substantial capital beyond our current resources. We cannot guarantee that such capital will be available, or if available, that the terms that such capital is available will be acceptable to us. If we raise additional cash through the issuance of equity or convertible debt securities:

     o    the percentage ownership of our shareholders will be reduced;

     o    shareholders may experience additional dilution; and

     o such securities may have rights, preferences or privileges senior to those of the holders of common stock.

SINCE MUCH OF OUR REVENUE DEPENDS ON SHORT-TERM RELATIONSHIPS WITH OTHERS, IF SUCH RELATIONSHIPS DO NOT CONTINUE, OUR REVENUES WILL DECREASE.

         We  are  and  will  continue  to  depend  on a  number  of  third-party relationships to increase traffic on onhealth.com in order to generate advertising revenues. We are generally dependent on other web site operators that provide links to onhealth.com.

         Most of our arrangements with third-party internet sites:

         o    do not require future minimum commitments to use our services;

         o    are not exclusive; and

         o are short-term or may be terminated at the convenience of the other party.

         In addition, we do not have agreements with many web site operators that provide links to onhealth.com, and such web site operators may terminate such links at any time without notice. As a result, we cannot assure you that our existing relationships will result in sustained business relationships or the generation of significant revenues for us. Failure of one or more of our strategic relationships to achieve or maintain market acceptance or commercial success or the termination of one or more successful strategic relationships could have a material adverse effect on our business.

SINCE  THE  INTERNET   ADVERTISING   AND  HEALTH  CARE  MARKETS  ARE   EXTREMELY
COMPETITIVE, IT IS IMPORTANT THAT WE ESTABLISH OUR WEB SITE AS A LEADER IN OUR FIELD.

         We believe that the principal competitive factors in attracting advertisers to our site include:


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         o    the amount of traffic on our web site,

         o    brand recognition,

         o    customer service,

         o    the demographics of our user base,

         o    our ability to offer targeted audiences; and

         o    the overall cost effectiveness of the advertising medium we offer.

         There are a number of competitors delivering online health content who will also seek such advertising revenues, and it is likely that more competitors will emerge in the near future. Such competitors include, among others:

         o    WebMD;

         o    Mayo Health O@SIS;

         o    Dr. Koop; and

         o    IntelliHealth, among others.

         Many of these competitors have more cash available to spend, have longer operating histories and better brand recognition than we do. Some have internal distribution or other opportunities to support their business that we neither have nor are able to replicate for a reasonable investment. As expressed above, we believe that the number of other health care internet companies that on internet-based advertising revenue, will increase substantially in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on our advertising rates, which could have a material adverse effect on our business.

MUCH OF OUR WEB SITE RELIES ON OWNED OR LICENSED INTELLECTUAL PROPERTY AND WE CANNOT BE SURE THAT THAT SUCH RIGHTS ARE PROTECTED FROM THE USE OF OTHERS, INCLUDING POTENTIAL COMPETITORS.

         We regard much of our web site and its technology as proprietary and try to protect it by relying on:

         o    Trademarks;

         o    copyrights;

         o    trade secret laws; and

         o    restrictions on disclosure and transferring title.


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


         In addition, we have entered into confidentiality agreements with our consultants. In connection with our license agreements with third parties, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it could be possible for someone else to either copy or otherwise obtain and use our proprietary information without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country that our services are made available through the internet, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. This could have a material adverse effect on our business. In the future, we may need to go to court to either enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention.

         We currently license from third parties certain technologies incorporated into onhealth.com. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

SINCE THE INTERNET, AND OUR WEB SITE, ARE EASILY ACCESSIBLE THROUGHOUT THE WORLD, IT IS POSSIBLE THAT WE COULD FACE LIABILITY FOR PRODUCTS SOLD OVER, OR INFORMATION RETRIEVED FROM, OUR WEB SITE.

         Because any of the materials on our web site may be downloaded or viewed, and such materials could be sent to others, potentially, we could be sued for:

         o    defamation;

         o    negligence;

         o    copyright or trademark infringement; or

         o    other theories based on the nature and content of such materials.

         We could also be exposed to liability with respect to third-party information that may be accessible:

         o    through our web site, or

         o through content and materials that may be posted by our users on discussion boards that we offer.


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         Such claims might  include,  that by directly or  indirectly  providing links to web sites operated by third parties, we are liable for copyright or trademark infringement or other wrongful actions by such third parties through such web sites. It is also possible that, if any third-party information provided on our web site contains errors, third parties could make claims against us for losses they incur relying on such information. Even if such claims do not result in liability, we could incur significant costs in investigating and defending against such claims.

SINCE OUR WEB SITE RELIES ON THE INTERNET AND OTHER TECHNOLOGY, IT WOULD BE SUBJECT TO RISKS IF THEY FAILED OR BECAME UNRELIABLE.

         All companies that rely on the internet are dependent upon the continuous, reliable and secure operation of internet servers and related hardware and software. If that service is interrupted, consumers would be inconvenienced and commercial clients would suffer from a loss in advertising or transaction delivery. This would result in a revenue loss to us. Even though our computer and communications hardware are protected through physical and software safeguards, they are still vulnerable to fire, earthquake, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We do not have a complete back-up for all of our computer and telecommunications facilities and do not carry business interruption insurance to protect us in the event of a catastrophe. Such an event could lead to significant negative impacts on our business. We also depend on third parties to provide users with web browsers and internet and online services necessary for access to our web site. In the past, users have occasionally experienced difficulties with internet and online services due to system failures, including failures unrelated to our systems. Any sustained disruption in internet access provided by third parties could have a material adverse effect on our business.

IT IS POSSIBLE THAT WE MAY HAVE YEAR 2000 PROBLEMS. AS A RESULT, OUR COMPUTER SYSTEMS COULD FAIL.

         The Year 2000 issue is the potential for system and processing failures of date-related data and the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

         We could be affected by Year 2000 issues related to non-compliant information technology systems or non-IT systems that we operate or that are operated by third parties. We have substantially completed assessment of our internal and external, or third-party, IT systems and non-IT systems. At this point in our assessment, we are not currently aware of any Year 2000 problems relating to systems we operate or that are operated by third parties that would have a material effect on our business, results of operations or financial condition, without taking into account our efforts to avoid such problems. Based on our assessment to date, we do not anticipate that costs associated with remediating our non-compliant IT systems or non-IT systems will be material, although there can be no assurance to such effect.


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         The most likely worst case Year 2000  scenario is a failure  beyond our control, such as a prolonged telecommunications or electrical failure. Such a failure would:

         o    prevent us from operating our business;

         o    prevent users from accessing our web site; or

         o change the behavior of advertising customers or persons accessing our web site.

         We believe that the primary business risks, in the event of such failure, would include:

         o    lost advertising revenues;

         o increased operating costs, loss of customers or persons accessing our web site, or

         o other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract.

Any such problems would have a material adverse effect on our business. We have not made any contingency plans to address such risks.

IN ORDER TO KEEP OUR EXPENSES REASONABLE, IT IS IMPORTANT THAT WE MANAGE OUR GROWTH.

         To accommodate the demand of additional editorial content and distribution channels for the OnHealth network, our employee base could grow significantly from our December 31, 1998 level of 34 employees. The expansion of our workforce could place a significant strain on our management, financial resources and infrastructure. Competition for attracting and retaining qualified employees is intense. We cannot be sure that we will be able to attract and retain employees with the appropriate skill sets, or that we will be able to manage growth effectively. If we are unable to manage growth in the coming years, there could be an adverse affect on our operations.

WE ARE IN LITIGATION AND COULD BE REQUIRED TO MAKE PAYMENTS TO THOSE WHO HAVE SUED US.

         In February 1996, we were sued in Hennepin County, Minnesota District Court by T. Randal Productions . In its lawsuit, T. Randal made various claims, including misappropriation of corporate opportunities and trade secrets and sought award of damages, in excess of $10.0 million. In November 1997, a jury awarded T. Randal $480,000 plus interest for damages sustained to its business.
T. Randal moved for a new trial and for judgment notwithstanding the verdict. The jury verdict was upheld by the trial court. T. Randal appealed this decision to the Minnesota Court of Appeals. In March 1999, the Minnesota Court of Appeals upheld the decision of the trial court. We believe T. Randal may request a rehearing.


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SINCE OUR WEB SITE RELIES ON SOME CONTENT THAT WE DO NOT CREATE,  IT IS POSSIBLE
THAT WE MAY NOT BE ABLE TO PROVIDE SUCH CONTENT IN THE FUTURE.

         We produce only a portion of the editorial content found on the OnHealth network. Accordingly, we rely on third-parties that have the expertise, technical capability, name recognition, and willingness to syndicate product content for branding and distribution by others. As health-related content grows on the web, there will be increasing competition for the best health information suppliers. This may result in:

         o    a competitor acquiring a key supplier on an exclusive basis; or

         o    in significantly higher content prices.

         Such an outcome could make our web site less attractive or useful for a user, and could reduce our profitability. Either event could have a material and adverse impact on our business.

LAWS RELATING TO THE INTERNET THAT COULD BE PASSED COULD LIMIT THE CONTENT OR PRODUCTS WE OFFER OR PLAN TO OFFER.

         There are currently few laws or regulations that specifically regulate communications or commerce on the internet. However, with the growing popularity of online usage, various new laws could be passed that could affect:

         o    privacy;

         o    intellectual property rights;

         o    marketing,

         o    content; or

         o    the distribution of health care products over the internet.

         The adoption of additional laws in this field may reduce consumer demand for online services, or adversely impact our cost of doing business. Either outcome could have a material adverse affect on our business.


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


OUR NETWORK COULD BE PENETRATED. THIS COULD RESULT IN A DISRUPTION IN OUR WEB SITE.

         Experienced programmers or "hackers" could attempt to penetrate our network security. Because a hacker who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in our products and services, we may be required to expend capital and resources to protect against or to alleviate problems caused by such parties. In addition, we may not have a timely remedy against a hacker who is able to penetrate our network security. Such purposeful security breaches could have a material adverse effect on our business, results of operations and financial condition. In addition, the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and potential liability.

IF  TODAY'S  ECONOMIC  CONDITIONS  DETERIORATE,  OUR  FUTURE  SUCCESS  WOULD  BE
IMPACTED.

         Time spent on the internet by individuals, purchases of new computers and purchases of membership subscriptions to internet sites are typically discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends to a significant extent upon discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation, for the economy as a whole and in regional and local markets where we operate. In addition, our business strategy relies on advertising by and agreements with other internet companies. Any significant deterioration in general economic conditions that adversely affected these companies could also have a material adverse effect on our business.

WE HAVE NO PLANS TO PAY CASH DIVIDENDS.

         We intend to retain all of our earnings, if any, for use in the business and do not anticipate paying any cash dividends in the foreseeable future. Pursuant to our Articles of Incorporation and Bylaws, the payment of dividends is subject to the discretion of our Board of Directors and any terms and conditions imposed by law.

SINCE THIS PROSPECTUS INCLUDES FORWARD LOOKING STATEMENTS, WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD LOOKING STATEMENTS

         Certain statements made in this prospectus, that are summarized here, are forward-looking statements that involve risk and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include, but are not limited to those identified:

         o The expectation that we will become the leading on-line health information network depends on our ability to continue to:

         o    obtain high quality editorial content,

         o implement effective traffic building programs, as well as other general market conditions; and

         o    competitive   conditions   within  the  market,   including,   the
              introduction and further development of competitive web sites.

         o The expectation that we will see a growth in revenues and positive net income as a result of our shift in focus to the on-line health network depends on:

         o    customer interest,

         o the ability to obtain successful revenue sources from advertisers, and o other general market and competitive conditions within the internet health market.


                                 USE OF PROCEEDS

         All net proceeds from the sale of the shares described in this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from sales of shares by the selling shareholders.

                          DESCRIPTION OF OUR SECURITIES

COMMON STOCK

         Our articles of incorporation authorize us to issue 29,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of March 31, 1999, there were 15,857,854 shares of common stock outstanding. Each holder of a share of common stock gets one vote per share on all matters submitted to a vote of shareholders but may not cumulate votes for the election of directors. Holders of common stock also are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available. In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share in all assets. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of common stock are fully paid and nonassessable.


WARRANTS

         As of March 31, 1999, we had outstanding warrants to purchase 341,213 shares of common stock with various parties with varying exercise prices and termination dates.


                              SELLING SHAREHOLDERS

         The following table sets forth, as of March 31, 1999, certain information regarding the beneficial ownership of the common stock by the selling shareholders and as adjusted to give effect to the sale of the shares offered by this prospectus:


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



                                                                           BENEFICIAL OWNERSHIP
                                                                             AFTER OFFERING
                                                                        ------------------------
                                         SHARES
                                      BENEFICIALLY
       SELLING SHAREHOLDER           OWNED PRIOR TO    SHARES BEING
                                       OFFERING          OFFERED          SHARES(1)     PERCENT
---------------------------------  ------------------ -------------     -----------    ---------

Robert S. Colman, trustee UDT            175,000          100,000           75,000          *
3/13/85

Wayne W. Mills                           288,000           50,000          238,000         1.5

Larry Arnold                             153,000           46,000          107,000          *

Jon C. Baker                             583,000          200,000          383,000         2.4

Van Wagoner Capital Management,        4,143,500        2,000,000        2,143,500        13.5
Inc.

David R. Wilmerding                      711,000          200,000          511,000         3.2
----------------------

*  Less than one percent

(1) Assumes all of the Shares offered in this prospectus are sold by the selling shareholders.

         NONE OF THE SELLING SHAREHOLDERS OR THEIR OFFICERS AND DIRECTORS HAVE HELD ANY POSITIONS OR OFFICE OR HAD ANY OTHER MATERIAL RELATIONSHIP WITH US OR ANY OF OUR AFFILIATES WITHIN THE PAST THREE YEARS.

         We have agreed with the Selling Shareholders to file with the Commission, under the Securities Act, the Registration Statement of which this prospectus forms a part, with respect to the resale of the Shares, and have agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of

         o    January 29, 2001;

         o the date that all of the selling shareholders may sell all of their shares under Rule 144(k) of the Securities Act, or

         o such date that none of the selling shareholders own any of the shares offered in this prospectus.


                              PLAN OF DISTRIBUTION

         The selling shareholders, or their pledgees, donees, transferees or others who succeed to their interest, may offer their shares at various times in one or more of the following transactions:

         o    on the Nasdaq SmallCap Market;

         o    in the over-the-counter market;

         o in negotiated transactions other than the Nasdaq SmallCap Market or the over-the-counter market;

         o    in connection with short sales;

         o    by pledge to secure debts and other obligations;

         o    in  connection  with  the  writing  of call  options,  in  hedging
              transactions   and  in   settlement  of  other   transactions   in
              standardized or over-the-counter options; or

         o    in a combination of any of the above transactions.

         The selling shareholders may sell their shares at market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholder, or they will receive commissions from purchasers for whom they acted as agents.

         If the selling shareholders give or pledge their shares to another person, such person may sell such shares as a selling shareholder under this prospectus. Any shares that qualify for sale under Rule 144 of the Securities Act of 1933 may be sold under such rule rather than pursuant to this prospectus.

                                  LEGAL MATTERS

         For purposes of this offering, Preston Gates & Ellis LLP, Seattle, Washington, is giving its opinion on the validity of the Shares.

                                     EXPERTS

         The financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report that is included in the Form 10-K and incorporated in this prospectus by reference. Such financial statements are incorporated in this prospectus by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Annual Report of OnHealth Network Company on Form 10-K for the fiscal year ended December 31, 1998;

         2. Proxy Statement of IVI Publishing, Inc.* for the annual meeting of shareholders held June 16, 1998.

* We changed our name from IVI Publishing, Inc. to OnHealth Network Company on June 16, 1998.

         You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, at no cost, by writing us at the following address:

Corporate Secretary
808 Howell Street, Suite 400
Seattle, Washington 98101
(206) 583-0100


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